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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 27, 1996, in the Registration Statement (Form S-4) and related Prospectus of National Energy Group, Inc. for the registration of $100 million of 10 3/4% Senior Notes due 2006. We also consent to the incorporation by reference therein of our report dated March 30, 1996, except Notes 4 and 13 for which the date is May 10, 1996 with respect to the consolidated financial statements of Alexander Energy Corporation included in the Company's Proxy Statement filed, as part of, or in conjunction with, the Registration Statement on Form S-4, as amended, declared effective August 8, 1996, and our reports dated September 12, 1995 with respect to the statements of operating revenues and direct operating expenses of the Mustang Island Interest, the Oak Hill Interest and the Enron Interest included in the Company's Current Reports on Form 8-K and Form 8-K/A No. 1 dated June 30, 1995.

                                            ERNST & YOUNG LLP

Dallas, Texas
December 12, 1996